SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                            FORM S-8

    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       NEWMIL BANCORP, INC.
    (exact name of registrant, as specified in its charter)


DELAWARE                                          06-1186389
(State or other jurisdiction                   (IRS Employer
 of incorporation or organization)     Indemnification  No.)


19 Main Street, New Milford, Connecticut               06776
(Address of principal executive office)           (Zip Code)


NewMil Bancorp Third Amended and Restated 1992 Stock Option Plan
                     For Outside Directors
NewMil Bancorp Second Amended and Restated1986 Stock Option and
                        Incentive Plan
                     (full title of plans)


                         B. Ian McMahon
                      NewMil Bancorp, Inc.
                         19 Main Street
                 New Milford, Connecticut 06776
            (name and address of agent for service)

                          860-355-7600
 (Telephone number, including area code, of agent for service)

                Calculation of Registration Fee


Title of Securities   Amount to be   Proposed   Proposed   Amount of
to be registered       registered    maximum    maximum   Registration
                                     offering   aggregate     Fee
                                     price      offering
                                     per unit*  price*

Common Stock
par value,
$0.50 per share       190,000(1)     $ 10.75    $2,042,500   $539.22

Common Stock
par value,
$0.50 per share       615,000(2)     $ 10.75    $6,611,250   $1745.37


* Estimated for purposes of calculation of the Registration Fee pursuant to Rule 457(c) and based upon an average of the high and low prices that Company Common Stock sold for on December 21, 2000.

This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 promulgated thereunder.


(1) Represents the amount of Company Common Stock reserved for issuance under the NewMil Bancorp, Inc. 1992 Stock Option Plan for Outside Directors.

(2) Represents the amount of Company Common Stock reserved for issuance under the NewMil Bancorp, Inc. 1986 Stock Option and
Incentive Plan.


                             PART I

            INFORMATION REQUIRED IN THE  PROSPECTUS

     The information required by Items 1 and 2 of Part I is not required to be filed as part of this Registration Statement.


                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     NewMil Bancorp, Inc. (the "Company") hereby incorporates by reference into this registration statement the following documents and information filed with the Securities and Exchange Commission.

(a) The latest annual report of the Company, filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") dated September 15, 2000.

(b)  All other reports filed pursuant to Section 13(a) or Section
     15(d) of the Exchange Act since the filing of the documents referred to in paragraph (a) above.

(c) The description of Common Stock, par value $0.50 per share ("Common Stock") of the Company contained in the Company's registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any report filed for the purpose of updating such descriptions.


Item 4.  Description of Securities

          Not Applicable


Item 5.  Interests of Named Experts & Counsel

          Not Applicable


Item 6.  Indemnification of Directors and Officers

     Reference is made to the provisions of Article NINTH of the Company's Certificate of Incorporation, and the provisions of
Article XII of the Company's bylaws, as amended. Each of said provisions requires the Company to indemnify its Directors, officers and other indemnifiable persons to the fullest extent permitted under the General Corporation Law of the State of Delaware (the "Delaware Corporation Law").

     The Company is a Delaware corporation subject to the applicable indemnification provisions of the Delaware Corporation Law. Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of the Company, or are or were serving at the request of the Company in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person's service in any such capacity. In the case of actions brought by or in the right of the Company, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

     The Company's Certificate of Incorporation provides that no Director shall have personal liability to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a Director except (1) for breach of the Director's duty of loyalty to the Company or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) pursuant to Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the Director derived an improper personal benefit. In any of the aforementioned situations, the Director shall be liable to the extent provided by applicable law.

     The foregoing indemnity and limitation of liability provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


Item 7.  Exemption from Registration Claimed

     Not applicable because no restricted securities will be reoffered or resold pursuant to this Registration Statement.


Item  8.  Exhibits

(4.1)(a) NewMil Bancorp second amended and restated 1986 Stock Option and Incentive Plan.
(4.2)(a) NewMil Bancorp third amended and restated 1992 Stock Option Plan for Outside Directors.
(5)       Opinion of Tyler Cooper & Alcorn, LLP  (re:  legality).
(23)(a)   Consent of PricewaterhouseCoopers, LLP.
(23)(b)   Consent of Tyler Cooper & Alcorn, LLP
          (See Exhibit 5).
(24) Power of Attorney for any subsequent amendments is located in the signature pages.

Item 9.  Undertakings

     The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                           SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the Town of New Milford, State of Connecticut on the ___ day of December, 2000.

                           NewMil Bancorp, Inc.
                                (Registrant)

                           By:  /s/ Francis J. Wiatr
                                Francis J. Wiatr
                           Its: President and Chief Executive Officer

                           By:  /s/ B. Ian McMahon
                                B. Ian McMahon
                           Its: Principal Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Each person whose signature appears below hereby makes, constitutes and appoints Francis J. Wiatr his true and lawful attorney with full power to sign for such person and in such person's name and capacity indicated below and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

THE BOARD OF DIRECTORS OF NEWMIL BANCORP, INC.

/s/ Francis J. Wiatr               /s/ Kevin L. Dumas
--------------------               -------------------
Francis J. Wiatr                   Kevin L. Dumas
Chairman, President & CEO          Director
December 21, 2000                  December 21, 2000

/s/ Herbert E. Bullock
----------------------             ------------------
Herbert E. Bullock                 Joseph Carlson II
Director                           Director
December 21, 2000                  December 21, 2000

/s/ Laurie G. Gonthier             /s/ Robert J. McCarthy
----------------------             ----------------------
Laurie G. Gonthier                 Robert J. McCarthy
Director                           Director
December 21, 2000                  December 21, 2000

/s/ Suzanne L. Powers              /s/ Betty F. Pacocha
---------------------              --------------------
Suzanne L. Powers                  Betty F. Pacocha
Director                           Director
December 21, 2000                  December 21, 2000

/s/ Mary C. Williams               /s/ Paul N. Jaber
--------------------               -----------------
Mary C. Williams                   Paul N. Jaber
Director                           Director
December 21, 2000                  December 21, 2000


/s/ John Otto                      /s/ Anthony M. Rizzo, Sr.
-------------                      -------------------------
John Otto                          Anthony M. Rizzo, Sr.
Director                           Director
December 21, 2000                  December 21, 2000




                        EXHIBIT (23)(a)


               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 19, 2000 relating to the financial statements of NewMil Bancorp, Inc., which appears in NewMil Bancorp, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2000.



/s/ PricewaterhouseCoopers, LLP

Hartford, Connecticut
December 21, 2000